EXHIBIT 5.1

ArentFox Schiff LLP 233 South Wacker Drive Suite 7100 Chicago, IL 60606

312.258.5500 MAIN 312.258.5600 FAX

afslaw.com
February 3, 2025
Nevada Power Company
6226 West Sahara Avenue
Las Vegas, Nevada 89146

Ladies and Gentlemen:
We have acted as counsel to Nevada Power Company, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of the Company’s 6.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “Notes”). The Notes have been registered on a registration statement on Form S-3 (File No. 333-283731) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 11, 2024 under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on December 20, 2024. The Notes were issued and sold to the underwriters in an underwritten public offering pursuant to an underwriting agreement, dated January 30, 2025, among the Company and the several underwriters named therein (the “Underwriting Agreement”) and a prospectus dated December 11, 2024, as supplemented by a prospectus supplement dated January 30, 2025. The Notes were issued pursuant to the Indenture, dated as of February 3, 2025, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented to the date hereof (the “Indenture”), and a supplemental indenture (the “Officer’s Certificate”), as described in the Indenture, establishing the form and terms of the Notes.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Officer’s Certificate, the form of the Notes and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

February 3, 2025

In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing the same and (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of its respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company, and (iii) except with respect to the laws, rules and regulations to which our opinion is limited (as described in paragraph B. below), that the execution and delivery by the Company of, and performance by it of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority.
We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.
Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Notes, when duly executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The opinions set forth above are subject to the following qualifications:
A.    The opinions expressed herein are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).
B.    The foregoing opinions are limited to the laws of the State of New York (excluding the “blue sky” laws of such state) and the federal securities laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction.
The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

February 3, 2025

The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated January 30, 2025 with respect to the Notes. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ ARENTFOX SCHIFF LLP